Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Shares, no par value, of HIVE Digital Technologies Ltd., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: January 5, 2024

MMCAP International Inc. SPC

By:	/s/ Ulla Vestergaard

Name: Ulla Vestergaard

Title: Director

MM Asset Management Inc.

By:	/s/ Hillel Meltz

Name: Hillel Meltz

Title: President